EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Honeywell International Inc. had four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; (2) our 0.650% Notes due 2020; (3) our 1.300% Notes due 2023; and (4) our 2.250% Notes due 2028.
Description of Common Stock
General
As of the date of this filing, we are authorized to issue up to 2,000,000,000 shares of common stock. As of December 31, 2019, we had approximately 958 million shares of common stock issued (including approximately 247 million shares held in treasury). EQ Shareowner Services, a division of Equiniti Trust Company, is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York Stock Exchange and the London Stock Exchange under the symbol “HON.”
The following summary is not complete. You should refer to the applicable provision of Honeywell’s charter and by-laws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and to Delaware corporate law for a complete statement of the terms and rights of our common stock.
Dividends
Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock outstanding.
Voting Rights
Each holder of common stock is entitled to one vote per share. Subject to any rights of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.
Rights Upon Liquidation
In the event of Honeywell’s voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of Honeywell’s assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.
Other Rights
Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

Possible Anti-Takeover Provisions
Honeywell’s charter and by-laws provide:

•
that the board of directors may establish the number of seats on the board, subject to the right of preferred stockholders to elect directors in certain circumstances and shareowners’ rights to set the number of seats upon the vote of holders of a majority of the outstanding shares of common stock;

•	that vacancies on the board of directors other than at the annual meeting are filled by a vote of the remaining directors;

•
that special meetings of shareowners generally may be called only by the chief executive officer, by a majority of the authorized number of directors, or by the holders of not less than fifteen percent of the outstanding shares of Honeywell’s common stock (excluding derivatives);

•	that action may be taken by shareowners only at annual or special meetings and not by written consent;

•	that advance notice must be given to Honeywell for a shareowner to nominate directors for election at a shareowner meeting; and

•
that the board of directors may in limited circumstances, without stockholder approval, adopt a plan to provide for the distribution to stockholders of preferred stock or certain other securities upon the occurrence of certain triggering events (but any such plan adopted without stockholder approval must expire within one year of adoption unless ratified by the stockholders).

 Any of these provisions could delay, deter or prevent a tender offer for or attempted takeover of Honeywell.
Our charter permits us to issue up to 40,000,000 shares of preferred stock with terms that may be set by our board of directors or a committee of the board. That preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of Honeywell.
Under Delaware law, an acquirer of 15% or more of our shares of stock must wait three years before a business combination with us unless one of the following exceptions is available:

•	approval by our board of directors prior to the time the acquirer became a 15% shareowner of Honeywell;

•	acquisition of at least 85% of our voting stock in the transaction in which the acquirer became a 15% shareowner of Honeywell; or

•	approval of the business combination by our board of directors and two-thirds of our disinterested shareowners.
Honeywell’s by-laws provide that, unless Honeywell consents in writing to the selection of an alternative forum, a state or federal court located within the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Honeywell, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Honeywell to Honeywell or Honeywell’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Honeywell’s by-laws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Honeywell will be deemed to have notice of and consented to the exclusive forum provisions described above.
Description of Debt Securities
The following description of certain material terms of our 0.650% Senior Notes due 2020, 1.300% Senior Notes due 2023, and 2.250% Senior Notes due 2028 (collectively referred to in this exhibit as the “debt securities”) does not purport to be complete. The following description is subject to, and is qualified in its entirety by reference to the debt securities and the indenture between us and Deutsche Bank Trust Company Americas, as trustee, dated March 1, 2007 (as may be amended, supplemented or amended and restated from time to time) (the “indenture”). Terms used that are otherwise not defined have the meanings given to them in the indenture.
General
We have outstanding €1.0 billion aggregate principal amount of our 0.650% Senior Notes due 2020, €1.25 billion aggregate principal amount of our 1.300% Senior Notes due 2023 and €750 million aggregate principal amount of our 2.250% Senior Notes due 2028, which securities are listed on the New York Stock Exchange.
Each series of the debt securities was issued as separate series under an indenture dated March 1, 2007 (the “indenture”) between us and Deutsche Bank Trust Company Americas, as trustee. The 2020 notes will mature on February 21, 2020, the 2023 notes will mature on February 22, 2023, and the 2028 notes will mature on February 22, 2028.

The debt securities are issued only in registered, book-entry form without interest coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
The debt securities are not subject to a sinking fund.
The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or The City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.
Covenants
Except as described below with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, such as for example, a highly leveraged transaction.
Covenants contained in the indenture, which are summarized below, are applicable to each series of debt securities so long as any of the debt securities of that series are outstanding.
 Limitation on Mortgages. In the indenture, we covenant not to issue, assume or guarantee any indebtedness for borrowed money secured by liens on:

•	any property located in the United States which is in the opinion of our board of directors, a principal manufacturing property; or

•
any shares of capital stock or indebtedness of any subsidiary owning such property, without equally and ratably securing the debt securities, subject to exceptions specified in the indenture. These exceptions include:

◦	existing liens on our property or liens on property of corporations at the time those corporations become our subsidiaries or are merged with us;

◦	liens existing on property when acquired, or incurred to finance the purchase price of that property;

◦	certain liens on property to secure the cost of development of, or improvements on, that property;

◦	certain liens in favor of or required by contracts with governmental entities; and

◦	indebtedness secured by liens otherwise prohibited by the covenant not exceeding 10% of the consolidated net tangible assets of Honeywell and our consolidated subsidiaries.
Limitation on Sale and Lease-Back. We also covenant not to enter into any sale and lease-back transaction covering any property located in the United States which is in the opinion of our board of directors, a principal manufacturing property, or unless:

•
we would be entitled under the provisions described under “-Limitation on Mortgages” to incur debt equal to the value of such sale and lease-back transaction, secured by liens on the property to be leased, without equally securing the outstanding debt securities; or

•
we, during the four months following the effective date of such sale and lease-back transaction, apply an amount equal to the value of such sale and lease-back transaction to the voluntary retirement of long-term indebtedness of Honeywell or our subsidiaries.

Consolidation, Merger and Sale of Assets. The indenture provides that we may not consolidate with or merge into any other person or sell our assets substantially as an entirety, unless:

•
the person formed by such consolidation or into which we are merged or the person which acquires our assets is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities and the performance of every covenant of the indenture on our part;

•
immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor corporation formed by such consolidation or into which we are merged or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.
The indenture does not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.
Accordingly, the holders of debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.
Events of Default, Notice and Waiver
The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.
Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

(1)	default for 30 days in payment when due of any interest due with respect to the debt securities of such series;
(2)	default in payment when due of principal of or of premium, if any, on the debt securities of such series;
(3)
default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities of that series then outstanding (with a copy to the trustee if given by holders) (except in the case of a default with respect to certain consolidations, mergers, or sales of assets as set forth in Section 10.01 of the indenture, which will constitute an event of default with such notice requirement but without such passage of time requirement), provided, however, that the sole remedy of holders of the securities for an event of default relating to the failure to file any documents or reports that Honeywell is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act, to provide such documents or reports, within 30 days after filing with the SEC, to the trustee pursuant to Section 14.04 of the indenture, will for the first 60 days after the occurrence of such an event of default, or such shorter period until such event of default has been cured or waived, consist exclusively of the right to receive additional interest on the securities at an annual rate equal to 0.25% of the outstanding principal amount of the securities, and that, on the 61st day after such event of default (if such event of default is not cured or waived prior to such 61st day), the securities will be subject to acceleration as provided in the indenture;

(4)	certain events of bankruptcy, insolvency and reorganization; and
(5)	any other event of default provided with respect to debt securities of that series.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of such series notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any debt security of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determine that the withholding of such notice is in the interests of the holders of debt securities of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.
The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.
The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.
In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.
No holder of a debt security of any series has any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request; and

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice.
However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, or premium or interest, if any, on such debt securities on or after the respective due dates expressed in such debt securities after any applicable grace periods have expired.

Modification and Waiver
The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder; or

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	reduce the principal amount of, or the rate of interest or the premium, payable upon the redemption of, if any, on any debt security;

•	change the place or currency of payment of principal of, or interest or premium, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of debt securities of any series where holders must consent to an amendment, supplement or waiver.
Defeasance
The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.
We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.
In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We remain liable in any event for such payments as provided in the debt securities of such series.

Satisfaction and Discharge
At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

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either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

•	we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series by us; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.

Payment on the Debt Securities
All payments on the debt securities are payable in euros; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the debt securities will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the debt securities so made in U.S. dollars does not constitute an event of default under the debt securities or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.
Ranking
The debt securities are our senior unsecured debt obligations and rank equally among themselves and with all of our other present and future senior unsecured indebtedness.
Interest
The debt securities began bearing interest as of February 22, 2016.
Fixed Rate Notes
The 2020 notes bear interest at a fixed rate of 0.650% per annum, the 2023 notes bear interest at a fixed rate of 1.300% per annum and the 2028 notes bear interest at a fixed rate of 2.250% per annum. Interest on the debt securities accrues from February 22, 2016, or from the most recent date to which interest has been paid or provided for, payable annually in arrears on February 21 of each year with respect to the 2020 notes and on February 22 of each year with respect to the 2023 notes and the 2028 notes (each a “debt securities interest payment date”), commencing February 21, 2017 with respect to the 2020 notes and February 22, 2017 with respect to the 2023 notes and the 2028 notes to holders of record at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the interest payment date or, if the debt securities are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the debt securities interest payment date; provided, however, that interest payable on the maturity date of the debt securities or any redemption date of the debt securities shall be payable to the person to whom the principal of such debt securities shall be payable.
Interest payable on the debt securities on any debt securities interest payment date, redemption date or maturity date is the amount of interest accrued from, and including, the next preceding debt securities interest payment date in respect of which interest has been paid or duly provided for to, but excluding, such debt securities interest payment date, redemption date or maturity date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any debt securities interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date of the debt securities falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The rights of holders of beneficial interests of debt securities to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.
Optional Redemption of the Debt Securities
The fixed rate notes of any series are redeemable, in whole or in part, at any time and from time to time at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the fixed rate notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 20 basis points for the 2020 notes, plus 25 basis points for the 2023 notes and plus 30 basis points for the 2028 notes, plus, in each case, accrued and unpaid interest on the principal amount of the fixed rate notes to be redeemed to the date of redemption. We will calculate the redemption price.
“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such fixed rate notes.
“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by us.
“Comparable Government Bond Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.
“Reference Government Bond Dealer” means each of (i) Barclays Bank PLC, Citigroup Global Markets Limited, Goldman, Sachs & Co. and Merrill Lynch International or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) three other Primary Dealers selected by us.
“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Brussels time, on the third business day preceding such redemption date.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of fixed rate notes of such series to be redeemed. If we elect to redeem fewer than all the fixed rate notes of such series, the trustee will select the particular fixed rate notes of such series to be redeemed by such method that the trustee deems fair and appropriate; provided that if the fixed rate notes of such series are represented by one or more global securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no fixed rate notes of a principal amount of €100,000 or less will be redeemed in part.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.

The debt securities are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the debt securities may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “Redemption for Tax Reasons.”
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the debt securities such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal, premium and interest with respect to the debt securities to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the debt securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

1.
to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.
being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b.
having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the debt securities, the receipt of any payment in respect of the debt securities or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of us; or
e.
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2.
to any holder that is not the sole beneficial owner of the debt securities, or a portion of the debt securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.
to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the debt securities, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
5.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
6.
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any debt securities, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

7.
to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

8.
any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

9.	any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;
10.	any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or
11.	in the case of any combination of items (1) through (10).
Except as specifically provided under this heading “Payment of Additional Amounts,” we are not required to pay additional amounts in respect of any tax, assessment or other governmental charge. References to any payment on the debt securities include the related payment of additional amounts, as applicable.
As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after February 17, 2016, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “Payment of Additional Amounts” with respect to the debt securities of any series, then we may at any time at our option redeem, in whole, but not in part, the debt securities of such series on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the debt securities of such series to be redeemed to the date of redemption.
Further Issues
We may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series and having the same terms in all respects (other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities); provided that such additional debt securities of any series shall not be issued with the same ISIN or Common Code number for the debt securities of its corresponding series unless such additional debt securities are issued for U.S. federal income tax purposes in a “qualified reopening” or are otherwise treated as part of the same issue for U.S. federal income tax purposes. Such further debt securities will be consolidated and form a single series with the debt securities of the corresponding series.
Notices
Notices to holders of the debt securities will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.
Regarding the Trustee, Paying Agent, Calculation Agent, Transfer Agent and Security Registrar
Deutsche Bank Trust Company Americas is the paying agent, trustee, transfer agent and security registrar with respect to the debt securities and maintains various commercial and service relationships with us and with affiliates of ours in the ordinary course of business.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.
The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to the indenture are in default, it must eliminate such conflict or resign.
An affiliate of the trustee is a participant in our $4.0 billion Amended and Restated Five Year Credit Agreement, maturing in April 2024, and our $1.5 billion 364-Day Credit Agreement, maturing in April 2020. Commitments under the Amended and Restated Five Year Credit Agreement can be increased pursuant to its terms to an aggregate amount not to exceed $4.5 billion.
Listing
We have listed each series of the debt securities on the NYSE. We have no obligation to maintain such listing and we may delist any series of the debt securities at any time.
Governing Law
The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.